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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Pacific Gulf Properties Inc. related to its Offer to Exchange up to all of its 8.375% Convertible Subordinated Debentures Due 2001 for shares of its Common Stock, of our reports: (a) dated February 9, 1996, with respect to the consolidated and combined financial statements and related financial statement schedule of Pacific Gulf Properties Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1995, (b) dated April 30, 1996, with respect to the statement of revenues and certain expenses of Tukwila Business Park included in its Current Report on Form 8-K dated May 7, 1996, (c) dated April 12, 1996, with respect to the combined statement of revenues and certain expenses of the Konwiser Acquisition Properties included in its Current Report on Form 8-K dated May 7, 1996, and (d) dated July 28, 1995, with respect to the combined statement of revenues and certain expenses of the Konwiser Acquisition Properties included in its Current Report on Form 8-K/A dated May 7, 1996, all of which have been filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Newport Beach, California
September 27, 1996